UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Proxy Statement Pursuant to Section 14(a) of the

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SomaLogic, Inc.

(Name of Registrant as Specified in its Charter)

Madryn Asset Management, LP

Madryn Health Partners, LP

Madryn Health Partners (Cayman Master), LP

Madryn Health Advisors, LP

Madryn Health Advisors GP, LLC

Madryn Select Opportunities, LP

Madryn Select Advisors, LP

Madryn Select Advisors GP, LLC

Avinash Amin

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On December 12, 2023, Madryn Asset Management, LP (collectively with its affiliates, “Madryn”) issued the following press release, which contains a letter to stockholders, a copy of which is below:

Madryn Asset Management, a Top Shareholder of SomaLogic, Issues Letter Regarding Opposition to the Company’s Proposed Merger with Standard BioTools

Files Preliminary Proxy Statement to Solicit Shareholders to Oppose the Merger

Intends to Vote AGAINST the Conflict-Plagued and Excessively Dilutive Transaction, Which Stands to Unduly Benefit Certain Investors and Standard BioTools at the Expense of SomaLogic’s Shareholders

Notes the Current Premium for SomaLogic Shareholders, Based on the Deal’s Exchange Ratio and Standard BioTools’ Trading Price, is Only ~4.3%

Underscores That SomaLogic Has Superior Alternatives to a Flawed Combination, Including a Standalone Path Leveraging its Considerable Cash Position and Strong Balance Sheet

NEW YORK – December 12, 2023 – Madryn Asset Management, LP (collectively with its affiliates, “Madryn”), a holder of approximately 4.2% of the outstanding common stock of SomaLogic, Inc. (“SomaLogic” or the “Company”) (Nasdaq: SLGC), today issued an open letter to fellow shareholders regarding its opposition to the Company’s proposed merger (the “Merger” or the “Combination”) with Standard BioTools Inc. (“Standard”) (Nasdaq: LAB). Additionally, Madryn announced it has filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) in order to solicit proxies in opposition to the Merger. Madryn urges shareholders to wait to receive its definitive proxy statement and GREEN proxy card in the mail prior to determining how to vote at the Special Meeting of Stockholders (the “Special Meeting”) slated for January 4, 2024.

***

December 12, 2023

Dear Fellow Shareholders,

Madryn has been an institutional investor in SomaLogic for the last seven years and has an intimate understanding of the Company’s scientific know-how, total addressable market and innovative platform. We strongly believe these attributes will underpin significant value creation in the quarters and years ahead. Notwithstanding the Company’s ample cash position and strong potential, the SomaLogic Board of Directors (the “Board”) has recommended that shareholders support an inherently flawed and one-sided combination with Standard. There are several troubling aspects of the Merger that the Company is using to drive shareholders to make an irreversible decision that would crystallize its depressed valuation. Specifically, we intend to show in the weeks ahead that:

1.	The Merger drastically undervalues SomaLogic based on industry-standard valuation methodologies;

2.	The Merger appears to be the result of a flawed process, with unexplained gaps between key events and conflicts of interest that have not been sufficiently addressed;

3.	The Merger subordinates SomaLogic shareholders to several layers of debt and preferred equity; and,

4.	SomaLogic has far superior alternatives, including as a standalone entity with significant cash on the balance sheet, no debt and tangible near-term commercial opportunities.

That is why we intend to vote AGAINST the Merger at the upcoming Special Meeting on January 4, 2024. Additionally, we have taken steps to soon be in a position to actively solicit your votes AGAINST the Merger. In the meantime, we urge you to make your views known to us and the Company.

Please consider the following:

The Merger Drastically Undervalues SomaLogic Based on Industry-Standard Valuation Methodologies

SomaLogic is a global leader in drug research and the development of biomarker identification in proteomics. Today, using only 55 μL of Plasma, serum or other matrices, SomaLogic’s platform is capable of running 11,000 protein measurements, twice as many protein measurements as any other proteomics platform. Furthermore, the Company possesses an extensive and valuable proteomics database that contains over 4.2 billion protein measurements and a clinical database that contains over 675,000 participant-years of clinical follow-up. SomaLogic also recently began a collaboration with Illumina, Inc. (“Illumina”) (Nasdaq: ILMN) to develop co-branded, distributable, next-generation sequencing proteomics products. The collaboration will leverage Illumina’s broad installed base across academic research institutions, medical centers and biopharma companies to help access the proteomics total addressable market, which is estimated to be valued at approximately $90 billion, according to publicly available Company materials. SomaLogic’s differentiated, high-plex platform is uniquely positioned to assist customers globally in the development of next generation drugs and diagnostics, and the future remains incredibly bright for the Company.

Unfortunately, the Merger consideration is anything but a premium. The deal was struck shortly after SomaLogic’s share price fell to a historic low of $1.99 per share on August 22, 2023, a month and a half before the deal announcement. On October 3, 2023, the day before the Merger was announced, SomaLogic’s enterprise value, based on basic common shares outstanding and September 30, 2023 financials, was -0.2x consensus revenue forecasts, well below the 14.6x enterprise value / 2022E revenue multiple presented in SomaLogic’s initial SPAC presentation. The deal value, at announcement and since, is plainly insufficient in light of recent SomaLogic trading prices and the Company’s historical valuation relative to peers.

Further, the Merger consideration implies a valuation of SomaLogic that is significantly lower than the value implied by a recent – and we believe highly relevant – comparable transaction: the acquisition of Olink Holding AB (publ) (“Olink”) (Nasdaq: OLK) by Thermo Fisher Scientific Inc. (NYSE: TMO) on October 17, 2023.

Finally, as an all-stock transaction, the value accruing to SomaLogic shareholders depends on the price of Standard stock, which has fluctuated significantly since the Merger announcement. At the Merger’s ratio of 1.11 Standard shares per SomaLogic share, SomaLogic was valued at $3.00 per share at the time of the announcement, and $2.40 per share as of December 11, 2023. Given SomaLogic’s unaffected share price of $2.30 the day before the announcement, the current value of the Merger represents just around a 4.3% premium to SomaLogic’s unaffected share price and a major discount to the probable value of SomaLogic shares without the Merger. This is an absurdly meager premium when taking into account the Company’s large cash position, platform and near-term opportunities.

The Merger is the Result of a Flawed Process and is Rife with Conflicts

The Company’s account in its proxy statement (the “Merger proxy”) of how the Merger was negotiated contains several confusing gaps that are not adequately explained. For example, the Merger proxy states that Standard engaged with SomaLogic several times prior to the 2023 discussions, but it does not make clear what became of those discussions or why they were terminated. Furthermore, the Company seemed to generate interest from multiple parties with respect to a minority investment. The Merger proxy does not contain adequate disclosure around whether minority investment transactions were fulsomely considered by the SomaLogic transaction committee. For example, did the SomaLogic transaction committee instruct representatives of Perella Weinberg Partners L.P., SomaLogic’s financial advisor, to further explore those minority investment transactions or expand the universe of parties who may be interested in such a transaction? If that could have resulted in a well-capitalized potential acquirer making an investment in SomaLogic, it could substantially de-risk SomaLogic’s commercial pathway and lay the groundwork for a future acquisition.

Additionally, we are troubled by the fact that the Merger benefits constituents who are on both sides of the transaction, as they have significant equity and preferred equity positions in, and board representation at, both SomaLogic and Standard. For example, Eli Casdin and Casdin Capital, LLC (“Casdin Capital”) are significant shareholders in both SomaLogic and Standard and have retained their valuable Series B Preferred Put-Right in the pro forma combined entity, despite the fact that SomaLogic shareholders are fourth in line to be paid in a future acquisition scenario (i.e., behind senior debt, convertible debt and preferred equity, all of which are legacy instruments from Standard’s messy balance sheet).

We also note that Mr. Casdin remained a part of the Standard transaction committee throughout 2022 and up to and through the initial proposal to SomaLogic by Standard. Because he could have had substantive discussions around a potential deal prior to his recusal from both transaction committees, disclosure should be added to provide SomaLogic shareholders with visibility into whether any discussions occurred.

On top of this conflict, we also note that a majority of the members of the SomaLogic transaction committee worked with or for Mr. Casdin at other companies and in other capacities. A cursory review of publicly available information reveals a web of connections:

•

Jason Ryan became CFO at Magenta Therapeutics, Inc. shortly after entities affiliated with Casdin Capital led that company’s Series C financing. Messrs. Ryan and Casdin currently serve as members of the board of directors of GeneDx Holdings Corp. (Nasdaq: WGS), which was acquired by CM Life Sciences, Inc., a SPAC formed by Mr. Casdin and Casdin Capital.

•

Casdin Capital is an investor client of Perspective Group, LLC, which was founded by Tom Carey and of which he was a Managing Partner until 2022. Messrs. Carey and Casdin both served on the board of directors of Exact Sciences Corporation (Nasdaq: EXAS) from 2017 to 2020.

•	Troy Cox is one of the initial directors of CM Life Sciences, II, a SPAC formed by Mr. Casdin and Casdin Capital, which ultimately acquired SomaLogic in 2021.

We expect that a more in-depth review will reveal additional connections and believe that SomaLogic shareholders should be highly suspicious of the process that was undertaken to arrive at this Merger.

Further, Mr. Casdin will have significant representation on the board of directors of the pro forma combined entity following the Merger. From SomaLogic, Kathy Hibbs and Messrs. Casdin and Cox will be members of the board of directors of the combined company, which constitutes only three out of seven seats. In addition to having a pre-existing relationship with Mr. Cox, entities affiliated with Casdin Capital participated in a PIPE investment for 23andMe Holding Co. (Nasdaq: ME) when Ms. Hibbs served as the Chief Legal and Regulatory Officer there.

The Merger Subordinates SomaLogic Shareholders to Several Layers of Debt and Preferred Equity

The Merger proxy does not explain how the SomaLogic transaction committee gained comfort with subordinating SomaLogic common shareholders to three additional layers of Standard securities. Specifically, and in stark contrast to SomaLogic’s current cash-rich, debt-free balance sheet, Standard will burden the pro forma combined entity with $9.6 million of term debt, $55.0 million of convertible debt and $250 million of Series B Preferred Equity (held by Casdin Capital and Viking Global Investors LP).

The Merger proxy clearly explains that the SomaLogic transaction committee initially was not comfortable burdening the pro forma combined company with the Series B Preferred put-right but suddenly became comfortable – what caused this change? We also question how the SomaLogic transaction committee accepted the outsized voting and consent rights afforded to Series B Preferred Equity holders and gained comfort with the assumption of Standard’s more than $60 million in soon-to-mature debt. Clearly, meaningful benefits exist for Standard at the expense of current SomaLogic shareholders.

There Are Far Superior Paths Forward, Including as a Standalone Company

SomaLogic has significant growth potential as a standalone entity and does not need to transact at this time. Given the headwinds facing all growth-stage life science tools companies, transacting in this environment would result in SomaLogic shareholders solidifying consideration at all-time low trading prices. If SomaLogic had a weak balance sheet, perhaps transacting would be necessary, but the Company is uniquely positioned with its strong, cash-rich balance sheet that we believe provides several years of runway to weather the current cycle’s headwinds. Furthermore, if necessary, and as clearly outlined in the Merger proxy, several parties could be interested in investing in standalone SomaLogic should that be a worthwhile strategy to extend runway or provide strategic future partnership opportunities.

Additionally, SomaLogic has yet to launch its pilot with Illumina, which has an opportunity to materially increase its revenue going forward via a distributed kit model. This pilot is set to commence in 2024 with a full commercial launch set in 2025. Given SomaLogic’s extensive cash runway, management should execute on the Illumina partnership to realize value on a standalone basis that will inure solely to the benefit of SomaLogic shareholders (vs. also to Standard shareholders). As the distributed kit model continues to demonstrate commercial success in tandem with SomaLogic’s core business, outcomes similar to the proposed Olink acquisition for $3.1 billion become increasingly likely.

The Merger proxy spends very little time on how the Board evaluated SomaLogic potentially continuing as a standalone entity. The Merger proxy discloses multiple presentations exploring SomaLogic’s standalone business but only provides vague details around the key risks of remaining a standalone company, namely (1) R&D investment (which is typical for a life science tools company at this stage and with this size of market opportunity) and (2) potential need for financing (which this transaction could further complicate). Shareholders deserve additional disclosure as to why a standalone SomaLogic, with more than approximately $450 million in cash, cash equivalents and short-term investments, does not have the capacity to invest prudently in R&D and continue to grow its commercial footprint on a standalone basis.

Among the alternative paths that we believe could deliver superior value relative to the proposed Merger, we point to the following (which we will expand on in subsequent materials):

•

A shareholder-driven refresh of the Board (which we are prepared to pursue) at or before the next Annual Meeting of Stockholders and the subsequent appointment of a qualified permanent management team;

•

A credible and independently run strategic alternatives process that results in an acquisition or merger by a strategic market participant at a price greater than the one implied by the Combination and in line with SomaLogic’s historical valuation;

•	The continued standalone development of SomaLogic’s key proteomic assets as use cases for proteomics continue to increase; and,

•	The standalone establishment of additional strategic commercial partnerships to capitalize on SomaLogic’s rich intellectual property estate and scientific know-how in the field of proteomics.

In closing, we look forward to communicating further with you in the coming weeks. In the meantime, we urge you to reach out to SomaLogic to express your views on the Merger. If the Board hears from enough shareholders with concerns, hopefully, it will reconsider trying to cram through the Merger in a seemingly rushed manner over the holiday season.

Sincerely,

Avinash Amin, MD

Managing Partner, Madryn Asset Management, LP

***

About Madryn Asset Management

Madryn Asset Management is a leading alternative asset management firm that invests in innovative healthcare companies specializing in unique and transformative products, technologies, and services. The firm draws on its extensive and diverse experience spanning the investment management and healthcare industries and employs an independent research process based on original insights to target attractive economic opportunities that deliver strong risk-adjusted and absolute returns for its limited partners while creating long-term value in support of its portfolio companies.

IMPORTANT ADDITIONAL INFORMATION

Madryn Asset Management, LP, Madryn Health Partners, LP, Madryn Health Partners (Cayman Master), LP, Madryn Health Advisors, LP, Madryn Health Advisors GP, LLC, Madryn Select Opportunities, LP, Madryn Select Advisors, LP, Madryn Select Advisors GP, LLC and Avinash Amin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of SomaLogic in connection with the special meeting of stockholders (the “Special Meeting”). The Participants intend to file with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying GREEN Proxy Card to be used in connection with any such solicitation of proxies from SomaLogic’s stockholders for the Special Meeting. MADRYN STRONGLY ADVISES ALL STOCKHOLDERS OF SOMALOGIC TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN SOMALOGIC, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN Proxy Card will be furnished to some or all SomaLogic stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at htp://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, when available, upon request. Requests for copies should be directed to Madryn Asset Management, LP.

Certain Information Regarding the Participants

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the Participants in the proxy solicitation of SomaLogic’s stockholders are: Madryn Asset Management, LP, Madryn Health Partners, LP, Madryn Health Partners (Cayman Master), LP, Madryn Health Advisors, LP, Madryn Health Advisors GP, LLC, Madryn Select Opportunities, LP, Madryn Select Advisors, LP, Madryn Select Advisors GP, LLC and Avinash Amin.

As of the date hereof, Madryn Asset Management, LP beneficially owns an aggregate of 7,879,073 shares of common stock, $0.0001 par value per share of SomaLogic (“Common Stock”), Madryn Health Partners, LP beneficially owns an aggregate of 2,763,604 shares of Common Stock, Madryn Health Partners (Cayman Master), LP beneficially owns an aggregate of 4,705,598 shares of Common Stock, Madryn Health Advisors, LP beneficially owns an aggregate of 7,469,202 shares of Common Stock, Madryn Health Advisors GP, LLC beneficially owns an aggregate of 7,469,202 shares of Common Stock, Madryn Select Opportunities, LP beneficially owns an aggregate of 409,871 shares of Common Stock, Madryn Select Advisors, LP beneficially owns beneficially owns an aggregate of 409,871 shares of Common Stock, Madryn Select Advisors GP, LLC beneficially owns an aggregate of 409,871 shares of Common Stock and Avinash Amin beneficially owns an aggregate of 7,879,073 shares of Common Stock. Collectively, the Participants own an aggregate of 7,879,073 shares of Common Stock.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release are for general information only, and are not intended to provide investment advice. All statements contained in this release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this presentation in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Madryn disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.

Contacts:

John Ferguson / Joseph Mills

Saratoga Proxy Consulting

(212) 257-1311

info@saratogaproxy.com

Greg Marose / Joe Germani

Longacre Square Partners, 646-386-0091

Madryn@LongacreSquare.com